FOR IMMEDIATE RELEASE July 30, 2024 EagleBank Contact Vikki Kayne Chief Marketing Officer 301.986.1800 EagleBank Adds Experienced Commercial Real Estate Expert to the Board of Directors Veteran Washington, DC Banking Executive and Maryland resident Louis P. “Pete” Mathews Jr. brings extensive asset management and Commercial Real Estate experience to EagleBank BETHESDA, MD - July 30, 2024 - EagleBank (NASDAQ: EGBN), one of the largest community banks in the Washington, D.C. area, today announced the appointment of Pete Mathews as an independent member of its Board of Directors (the “Board”) and to the Board of Directors of Eagle Bancorp, Inc., its holding company, effective July 26, 2024. Mathews will serve as a member of the Asset Quality Subcommittee of the Risk Committee of the Board, leveraging his four decades of experience servicing the Commercial Real Estate (CRE) industry. Following his appointment, the Board will consist of 10 directors, eight of whom will be independent. “Pete’s experience in CRE asset management is a great addition to the Board as we drive sustained growth for EagleBank,” said Norman Pozez, Executive Chairman of the Board. “We look forward to drawing on his leadership and experience in managing asset quality as the Board continues its oversight role.” Mr. Mathews is a retired Senior Vice President at M&T Bank, where, over the course of his 43 years he served in several senior management roles, most recently overseeing the commercial and CRE credit officers. “I am honored to be joining the EagleBank Board and help drive forward the Bank’s strategic priorities,” said Pete Mathews. “EagleBank stands as a leader in the region due to its industry leading capital and strength in Commercial Real Estate. I am eager to utilize my skills and experiences to support EagleBank as it continues to expand its business in the Washington, DC region and beyond.” “As we continue to strengthen our team of personnel in all areas of the Bank, it is my pleasure to welcome Pete Mathews to our Board,” said Susan Riel, President and CEO of EagleBank. “In our 25-year franchise CRE has always been a foundation of EagleBank, and Pete’s impressive four-decade career in commercial real estate and commercial banking will support EagleBank in maintaining our position as a local leader in the industry. I am delighted to have Pete on our team.”

*** Pete Mathews Pete Mathews is a former Senior Executive Vice President at M&T Bank. At the time of his retirement in 2022, he was the Senior Deputy Credit Officer overseeing the Commercial Credit teams supporting the bank’s Commercial Lending and Commercial Real Estate segments. Before that, he was the Deputy Credit Officer in charge of the Commercial Real Estate Credit group. He began his career over 45 years ago at First National Bank of Maryland in the Retail Branch Management Program. Thereafter he maintained various Relationship Manager and Team Leader roles within commercial and commercial real estate lending. At the time that First National Bank of Maryland (or Allfirst Bank, as it later came to be known) merged with M&T Bank in 2003, Mr. Mathews was in charge of the Commercial Real Estate Division. He ran the Mid-Atlantic CRE unit for M&T until becoming the bank’s Senior Real Estate Credit Officer in 2005. Mr. Matthews currently serves on the Board of Catholic Charities of Baltimore and chairs the Board of Healthy Neighborhoods, Inc. After over 20 years of service he will retire as Treasurer and former Board Governance Chair for Business Volunteers Maryland. Mr. Mathews obtained a Bachelor of Arts in American History from Princeton University. About EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through more than a dozen offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.